Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of RumbleOn, Inc. of our report dated April 6, 2021, relating to the combined financial statements of RideNow Group and Affiliates as of and for the years ended December 31, 2020 and 2019, and our report dated February 12, 2021, relating to the combined financial statements of RideNow Group and Affiliates as of and for the years ended December 31, 2019 and 2018, which reports were included in the Current Report on Form 8-K of RumbleOn, Inc. filed on April 8, 2021.

/s/ Dixon Hughes Goodman LLP

Atlanta, GA
April 8, 2021